CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the use of our report dated April 20, 2004, incorporated in this Registration Statement by reference, included in the February 29, 2004 Annual Report to the shareholders of the Lake Forest Core Equity Fund, a series of shares of The Lake Forest Funds.





                                      /s/ BRIGGS, BUNTING & DOUGHERTY, LLP


PHILADELPHIA, PENNSYLVANIA
AUGUST 30, 2004